Exhibit 99.1

NEWS RELEASE

For More Information Contact:	For Release - May 12, 2009

J. Downey Bridgwater, Chairman,

President & Chief Executive Officer, (713)

507-2670

Zach L. Wasson, Executive Vice

President & Chief Financial Officer, (713)

507-1297

Chris Reid, Vice President

Investor Relations (713) 507-2873

Sterling Bancshares Closes Common Stock Offering

HOUSTON, TX, May 12, 2009 — Sterling Bancshares, Inc. (NASDAQ: SBIB) announced today that it has completed the previously announced registered offering of 8.28 million shares of common stock, which includes 1.08 million shares issued pursuant to the underwriter’s over-allotment option. On May 8, 2009, the common stock underwriter, Morgan Stanley & Co. Incorporated, exercised in full their option to purchase the additional 1.08 million shares. The offering resulted in net proceeds of approximately $54.8 million, after deducting underwriting fees and estimated offering expenses. The capital raise positions Sterling to take advantage of growth opportunities within its target markets, including potential acquisitions and the continued hiring of talented bankers and personnel.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are based on beliefs and assumptions of management at the time that this release was prepared. The Company does not assume any obligation to update the forward-looking statements. There are several factors, many beyond the Company’s control, that could cause results to differ significantly from expectations including: adverse changes in the loan portfolio and the resulting credit risk-related losses and expenses; potential inadequacy of the allowance for credit losses; the ability to maintain or improve origination volumes; competitive influences on product pricing; and the ability to integrate acquisitions and realize expected cost savings and revenue enhancements. Additional factors can be found in the Company’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s web site (www.sec.gov).

About Sterling Bancshares

Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $5.1 billion, which operates 60 banking centers in the greater metropolitan areas of Houston, San Antonio, Dallas and Fort Worth, Texas. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB”. For more information on Sterling Bancshares, please visit the Company’s web site at http://www.banksterling.com.

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